Anthony R. Paesano apaesano@paalawfirm.com 7457 Franklin Road, Suite 200 Bloomfield Hills, Michigan 48301 www.paalawfirm.com T 248.792.6886 F 248.792.6885

December 4, 2015

VIA EDGAR CORRESPONDENCE ONLY

American Housing Income Trust, Inc.
Board of Directors
34225 N. 27th Drive
Building 5, Suite 238
Phoenix, Arizona 85085

RE: LEGAL OPINION AND CONSENT
REGISTRATION STATEMENT ON FORM S-11
COMMISSION FILE NO. 333-150548

Dear Members of the Board:

          Paesano Akkashian Apkarian, P.C. (the "Firm") has acted as counsel to American Housing Income Trust, Inc., a Maryland corporation, (the "Company") in connection with the Registration Statement on Form S-11 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 3,030,000 shares of the Company's common stock.

          In our capacity as legal counsel to the Company, the Firm has participated in corporate proceedings associated with the issuance by the Company of a maximum of 3,030,000 shares of common stock as set out and described in the Registration Statement. The Firm has not been asked to provide a review of the corporate structure, governance or operations associated with any related-party to the Company in connection with the Registration Statement, including but not limited to, American Realty Partners, LLC, an Arizona limited liability company or Performance Realty Management, LLC, an Arizona limited liability company, and thus no opinion is incorporated herein.

          The Firm has examined, amongst other things, originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Company's Articles of Incorporation, as amended, (iii) the Company's By-Laws, as amended (iv) applicable resolutions of the Company's Board of Directors, (v) the books and records of the Company, (vi) the Company's prior filings with the United States Securities and Exchange Commission, (vii) the Registrar Control dated October 12, 2015 prepared by the Company's transfer agent, Issuer Direct Corporation, and (viii) other documents as the Firm has deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

          The Firm has made certain assumptions in forming its opinion and providing its consent to use this opinion letter as an exhibit to the Registration Statement. The Firm has assumed the legal capacity of all natural persons. It has further assumed the genuineness and authenticity of all signatures (handwritten, electronic or otherwise) and documents produced by the Company, whether such documents were in electronic format, copies or facsimiles.

          As to those material facts set forth in the Registration Statement that the Firm could not independently establish or verify, the Firm has relied upon statements and representations of directors, officers, advisors and other representatives or agents of the Company. Based upon the foregoing, and based upon the undersigned's education, experience and training, the Firm opines that:

(a)      The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Maryland, as amended, including statutory provisions, and all applicable provisions of the Maryland General Corporation Law ("MGCL") and reported judicial decisions interpreting those laws;

(b)      The Company has taken all requisite corporate action and all other action recognized as being consistent with standards of proper corporate governance required with respect to the authorization, issuance and sale of common stock issued pursuant to the Registration Statement;

(c)      The 30,000 shares of common stock being offered by the Selling Shareholders are duly authorized, validly issued, fully paid and non-assessable, unencumbered and not subject to any actual or threatened litigation, and not subject to any defaults or failures by the Company in filing annual reports with the State of Maryland;

(d)      The 3,000,000 shares of common stock being offered as part of the Company's direct public offering are duly authorized, and once issued, shall be validly issued, fully paid and non-assessable.

(e)      The rights, duties and obligations related to the 3,030,000 shares of common stock being offered in the Registration Statement (i.e. the 30,000 Selling Shareholder shares and the 3,000,000 shares being offered through a direct offering on a "best efforts" basis) are governed by the Articles of Incorporation and Bylaws of the Company, and where necessary, the MGCL; and

(f)      Questionnaires completed and signed by all officers and directors of the Company are truthful in all respect.

          Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland, the jurisdiction of its incorporation, and has full corporate power as described in the Registration Statement.

          The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, as defined in the Articles of Incorporation, as amended, with a par value of $0.001 per share, of which there are 7,502,245 shares issued and outstanding. The Company is authorized to issue 10,000,000 shares of Preferred Stock, as defined in the Articles of Incorporation, as amended. The Company has taken proper corporate action to authorize such authorized capital stock and all the outstanding shares of such capital stock (including the "Shares," as defined in the Registration Statement), when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), are duly and validly issued, fully paid and non-assessable. The shareholders of the Company have no preemptive rights with respect to the Common Stock.

          This correspondence is necessary in conjunction with the submission of the Registration Statement, and thus the Board of Directors is hereby authorized to attach it as the Firm's opinion related to certain representations in the Registration Statement, and to reference the Firm in the Registration Statement. This correspondence, however, does not constitute a waiver of the attorney-client privilege as to unrelated or future matters.

          I consent to the prospectus discussion of any and all legal opinions disclosed in the Registration Statement. This opinion is being furnished to the Company solely in connection with the Company's filing of the Registration Statement with the Commission, and the Firm hereby consents to the use of this opinion as an exhibit thereto. In giving such consent, we do not hereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. Please feel free to contact me with any questions.

Very truly yours,
PAESANO AKKASHIAN APKARIAN, PC

Anthony R. Paesano

Anthony R. Paesano

ARP/ma